QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10(e)

ASSIGNED EXECUTIVE SERVICES AGREEMENT FOR TIMOTHY D.
SHRIVER RESTATED AS EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into as of January 1, 2002 (the "Effective Date"), by and between CDEX-Inc., a Nevada corporation (the "Company"), and Timothy D. Shriver (the "Employee").

        Whereas an Executive Services Agreement dated July 24, 2001 (the "Executive Services Agreement"), among several named Executives (including the Employee), the Company and Dynamic Management Resolutions LLC ("DMR") currently is in effect and provides for Employee to provide services to Company under certain terms.

        Whereas on January 1, 2002, that Executive Services Agreement was amended to allow assignment of the Executive Services Agreement as related to any named Executive upon written approval of that Executive and the Company.

        Whereas, Employee and Company desire to have Employee provide services noted in the Executive Services Agreement directly to the Company as an employee of the Company,

        The undersigned covenant and agree as follows:

          First, the obligations, rights and benefits of DMR in the Executive Services Agreement as related to Employee are hereby assigned to the Company. (By the undersigned signature of the DMR representative, DMR reflects agreement with this assignment.)

          Second, the Employee and Company agree that as of the Effective Date note above, Employee will provide service to Company as an employee pursuant to the terms of the Executive Services Agreement, whose terms have been amended in part. Employee, Company and DMR agree that the terms stated below are the amended Executive Services Agreement as related to Employee.

        4.    Employment Agreement.    Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee, and the Employee accepts employment with the Company, in accordance with the terms and provisions of this Agreement.

        2.    Term.    This agreement shall remain in effect until terminated pursuant to the termination provisions provided herein.

        3.    Services of the Employee.    The Employee shall serve as the Senior Vice President of Operations. The Employee shall faithfully perform such services for the business and affairs of the Company (the "Services"). The Employee shall devote his best efforts and attention to the performance of the Services and shall expend such time as may be required to perform the Services. The Employee shall not perform services that are similar in nature to the Services for any other person or entity for compensation.

        4.    Place of Performance.    The Employee shall be based initially at such office of the Company as the Company and the Employee shall determine, except for reasonable travel on Company business. If the Company requires that the Employee relocate his place of performance to a location more than 100 miles from the then-current office, the Company shall pay or reimburse the Employee for the reasonable moving and relocation expenses incurred by the Employee and his family to establish a personal residence at the new location.

        5.    Salary.

          5.1.    Salary.    The Company shall pay to the Employee a salary based on an annual amount of $250,000 (the "Salary"). The Company shall review the Salary on an annual basis. The Salary shall be payable in equal monthly installments, or in other installments if required by applicable State law. Until January 1, 2003, to the extent that the financial posture of the Company is such that paying the full monthly installment to Employee would not be in the Company's best interest, at the option of the Company monthly compensation in excess of $7,500 may be deferred until January 1, 2003 and paid in cash or paid in restricted stock or stock options of the Company. Such stock of the Company shall be subject to all applicable federal and state laws, rules and regulations related to restricted stock. The Company shall impose no other restrictions in relation to such restricted stock except for those that arise by application of federal or state laws, rules or regulations relating to such restricted stock.

          5.2    Bonus.    At the discretion of Company, the Employee shall be eligible for an annual performance bonus. Bonuses (including stock bonuses) may be distributed based on Company performance and the Employee's role in that performance.

          5.3.    Benefits.    The Employee shall be entitled to receive such benefits as the Company may make available to its employees from time to time. Nothing contained in this Agreement shall prevent the Company, at any time or from time to time, from effecting modifications in the benefits, including eliminating any or all of such benefits.

          5.4    Vacation; Holidays.    The Employee shall be entitled to all public holidays as are observed by the Company and vacation days in accordance with the applicable vacation policies of the Company. The Employee shall take holidays at a reasonable time or times for the Company.

          5.5    Equity Participation.    Pursuant to the Executive Services Agreement, 1,050,000 shares of restricted common stock of the Company (the "Initial Stock") have been issued to Employee, subject to the graduated repayment provisions set forth below. The Employee agrees to comply strictly with all legal requirements regarding the stock, including those related to distribution of the stock and restrictions associated with the stock.

            6.5.1.    Repayment.    Notwithstanding the remainder of the Section, if the Employee's services to the Company are terminated because of death or disability (defined as the inability to substantially perform the Services by reason of any medically determined physical or mental impairment that is or will be a permanent condition or one that will continue for at least three months), the Employee has no obligation to repay any of the Initial Stock. The Employee shall repay in accordance with the following repayment schedule part of the shares of the Initial Stock (or other equivalent shares of the Company stock) if the Employee's services are terminated prior to July 24, 2004 by the Company for "Cause" or by Employee without "Good Reason" as those terms are defined in this Section 5.5. In either event, then within sixty (60) days thereafter, Employee shall repay to the Company a portion of that Initial Stock in accordance with the following schedule.

              (m)  if termination occurs prior to January 24, 2002, the Employee shall repay seventy percent (70%) of the Initial Stock;

              (n)  if termination occurs after January 23, 2002 but prior to July 24, 2002, the Employee shall repay fifty percent (50%) of the Initial Stock;

              (o)  if termination occurs after July 23, 2002 but prior to July 24, 2003, the Employee shall repay thirty percent (30%) of the Initial Stock; and

              (p)  if termination occurs after July 23, 2003 but prior to July 24, 2004, Employee shall repay fifteen percent (15%) of the Initial Stock.

            5.5.2    Termination for Cause.    Termination by the Company for "Cause" shall be limited to any of the following:

                (i)  The conviction of the Employee of, or a plea of nolo contendere by the Employee to, a felony;

              (ii)  The intentional fraud by the Employee on, or willful misappropriation by the Employee of, funds or property belonging to or claimed by the Company and exceeding $1000.00 in an aggregate amount;

              (iii)  Intentional misconduct by the Employee in connection with the performance of duties, or the Employee's failure to perform the Services in the best interests of the Company (including, without limitation, material breach by the Employee in performance of the Services but not minor violations of rules and policies of the Company) that substantially and adversely impacts the Company;

            (vii)  The Employee's chronic use of alcohol, drugs or other similar substances affecting work performance;

            (viii)  The material breach by the Employee of the performance of any material part of the Services or the material breach by the Employee of any agreement that is referenced in Section 9 that substantially and adversely impacts the Company; or

              (ix)  The material breach by the Employee of any provision of this Agreement that substantially and adversely impacts the Company.

            5.5.3    Termination for Good Reason.    Termination by the Employee for "Good Reason" shall be limited to any of the following:

            (vii)  The occurrence of a material breach by the Company of any provision of this Agreement that significantly and adversely impacts the Employee;

            (viii)  A significant reduction or modification in the Services of Employee that is inconsistent with Employee's title or position;

              (xi)  The approval of a plan by the Board of Directors of the Company involving the dissolution of the Company that is not rescinded within thirty (30) days after its approval; or

            (xii)  The involuntary or voluntary filing for bankruptcy of the Company that is not dismissed within ninety (90) days after the date of filing.

            5.5.4    Repurchase Rights.    In the event that the Employee's employment is terminated, then the Company shall have the right, but not the obligation, to repurchase all or a part of the Initial Stock then owned by the Employee at a price equal to fair market value, less any appropriate discounts for the restrictive nature of, and the minority interest represented by, the Initial Stock. In the event that the parties can not mutually agree on the fair market value of the Initial Stock, the value shall be determined by arbitration in accordance with the provisions of Section 12, except that the arbitrators shall each be qualified appraisers having at least ten years experience in valuing commercial businesses, similar in nature to that of the Company, in the metropolitan Washington D.C area, and the decision of the arbitrator(s) shall be final and conclusive on both parties.

            5.5.5    Compliance.    The Employee acknowledges that the issuance and/or registration of the Company's stock must comply with all applicable laws and regulations relating thereto. Accordingly, the Employee agrees that he shall accept shares of the Company's stock subject to all applicable laws and regulations, and shall provide and deliver to the Company all information, certifications, and other documentation as may be requested by the Company as part of the Company's compliance with any applicable laws and regulations relating to the issuance and/or registration of any of the Company's stock, including but not limited to the Initial Stock.

        7.    Expenses.    The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee that are authorized by the Company. Reimbursement shall be made in accordance with the policies of the Company related to reimbursable expenses.

        11.    Termination of Employment.    The Employee's services for the Company will continue until terminated in accordance with the provisions of this Section. Employment hereunder may be terminated (i) by either party upon two weeks prior written notice (the "Notice of Termination"), or (ii) immediately upon the death of the Employee. All Parties acknowledge that Employee is an employee at will. The date given in the Notice of Termination as the last day of the Employee's employment shall be deemed the "Date of Termination". This Agreement shall terminate on the Date of Termination except as otherwise provided in Section 13.4. The Company shall pay the Employee the then current Salary of Employee through the Date of Termination and all other unpaid amounts, if any, to which the Employee is entitled as of the Date of Termination, such as expenses (Section 6).

        12.    Termination of Employment Before July 24, 2004.    If before July 24, 2004, Company terminates Employee for other than "Cause" (defined in Section 5.5.2) or Employee terminates for "Good Reason" (defined in Section 5.5.3), Company shall pay to Employee severance compensation in accordance with the following schedule:

          8.3  If termination occurs before January 1, 2003, payment of an amount equal to two years of the then current annual Salary and Company stock equal to three times the amount of Initial Stock provided at the direction of Employee.

          8.4  If termination occurs on or after January 1, 2003 but before July 24, 2004, payment of an amount equal to one year of the then current annual Salary or the monthly Salary through July 2004 with a minimum of four months Salary, whichever is less, and Company stock equal to 30% of the amount of Initial Stock provided to Employee.

        13.    CDEX Agreements.    As an express condition for the Company's agreement to enter into this Agreement, and as a pre-condition to the effectiveness of this Agreement, the Employee agrees to (i) keep the confidential and proprietary information and the intellectual property of the Company confidential; (ii) assign to the Company all of the ownership rights in and to any intellectual property relating to the Company and its business that is developed, created, or discovered during the term of this Agreement; and (iii) agree not to compete with the Company and its business or solicit the Company's customers or employees during the period of employment with the Company and for a period of three (3) years thereafter. To further provide for the implementation of this provision, the Employee shall execute a CDEX Non-disclosure and Confidentiality Agreement and a CDEX Non-Compete and Non-Solicitation Agreement (jointly, the "CDEX Agreements"), copies of which are attached hereto as Exhibit A, the terms and conditions of which are specifically incorporated herein by reference. A breach by the Employee of a provision in any of the CDEX Agreements shall be deemed a material breach of this Agreement by the Employee.

          14.    Ownership of Intellectual Property.

          10.1.    The Business.    The parties acknowledge that the Company is engaged in the development, marketing and sale of certain proprietary technologies, processes and related products in the areas of chemical detection, technical processes, and technical/business services, and that the Company may also from time to time become or may intend to become engaged in other business endeavors (individually and collectively, the "Business"). The Company shall be deemed to intend to become engaged in a business endeavor if it has devoted or expended any significant resources, either financial or human resources, towards the proposed endeavor, either in planning or implementing the undertaking of such planned endeavor.

          10.2.    The Intellectual Property.    In connection with this Agreement and the performance of the Services, the Employee acknowledges that there may exist now or may exist in the future trade secrets, confidential information, technical information, know-how, inventions, patents, discoveries (whether or not patentable), copyrights, trademarks, service marks, techniques, data, systems, methods, processes, improvements, developments, enhancements, and modifications, whether oral or written, or in recorded form, tangible or intangible, and other proprietary rights, which are or may be conceived, developed, designed or otherwise created, modified or improved by the Employee, in whole or in part, or which the Employee may receive, produce, obtain, or learn about, in whole or in part, in connection with the performance of the Services or relating in any way or manner to, or arising out of, the Business and the operations of the Company during the term of this Agreement, or which the Employee may develop or make from or by reason of knowledge gained from employment (collectively, the "Intellectual Property"). The Employee agrees that all rights, title and interest in and to the Intellectual Property shall belong to the Company and shall be considered as "work made for hire". The Employee shall make prompt and complete disclosure from time to time to the Company of all Intellectual Property developed by the Employee, either solely or in conjunction with others.

          10.3.    Assignment of Rights to Intellectual Property.    The Employee hereby assigns to the Company any and all right, title and interest that the Employee has now or may have in the future in and to the Intellectual Property. The Employee agrees to execute any instruments and to do all things reasonably requested by the Company, both during and after the term of this Agreement, to vest the Company with all ownership rights in the Intellectual Property. If any Intellectual Property can be protected by copyrights, patents, trademarks, or service marks, then such copyright, patent, trademark, or service mark, as may be applicable, shall be owned solely, completely and exclusively by the Company, and the Employee shall execute such assignments and other documents and provide such assistance as the Company may reasonably request in order to protect the Company's ownership of the Intellectual Property. The Employee hereby appoints the Company as his attorney-in-fact to execute any document that the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any other similar governmental or quasi-governmental entity in any state or foreign country shall require in order to establish, protect, and record the Company's ownership of all of the rights, title and interests in and to the Intellectual Property. This appointment of the Company as the attorney-in-fact for the Employee to act hereunder is irrevocable.

          10.4.    Survivorship.    The terms of Section 10 shall survive the termination of this Agreement and shall continue until the later of (i) five (5) years after the Date of Termination, or (ii) fifty (50) years after the Effective Date.

        11.    Default.    The Employee acknowledges that many of the provisions herein are of a special and unusual character that have and will have a unique value to the Company, the loss of which cannot adequately be compensated in damages in an action at law. Any violation or attempted violation of any provisions of Section 9, Section 10 or any provisions of any of the CDEX Agreements by the Employee shall be deemed to be a material breach of this Agreement. The Employee hereby agrees to indemnify, defend and hold harmless the Company from any and all claims, losses, actions, injuries, damages, fines, penalties, or other liabilities, including but not limited to loss of profits and other economic losses, attorneys' fees and court costs, resulting from or related to a material breach of this Agreement by the Employee.

          11.1.    Equitable Relief.    The parties acknowledge that any damages incurred by the Company as a result of any breach of Section 9, Section 10 or the breach of any other material provision of this Agreement will be great and irreparable and difficult to quantify. Without prejudice to the rights and remedies otherwise available, and without the need for posting any bond or surety, the Company shall be entitled to equitable relief, such as for an injunction or specific performance, if the Employee should breach or threaten to breach any of the provisions of this Agreement.

          11.2.    Remedies Available.    Subject to the requirement for arbitration under Section 12, nothing herein shall be construed as prohibiting the Company from pursuing any remedies, both federal and state, legal or equitable, available to the Company for any breach or threatened breach by the Employee.

          11.3.    Recovery of Costs.    In the event that any enforcement action is taken by either party hereunder, including filing an action in court or in arbitration, the prevailing party shall be entitled to recover from the losing party its costs and expenses, including its reasonable attorneys' fees and court costs.

        12.    Arbitration.    Any failure to perform, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, other than an action for equitable relief, shall be determined exclusively by arbitration in accordance with the provisions of this Section 12 and in accordance with the rules of the American Arbitration Association for arbitrating commercial matters. The arbitration shall be held in Washington, D.C., the surrounding metropolitan area of Maryland, or such other location as the parties shall mutually agree. The arbitrators shall base their award on applicable Maryland law and judicial precedent, and shall accompany their award with written findings of fact and conclusions of law. The decision of the arbitrators shall be binding on the parties, except that either party may appeal the arbitrators' decision by filing an action to reconsider the decision of the arbitrators in a court having jurisdiction hereunder. In any such action the arbitrators' findings of fact shall be conclusive and binding on both parties and the sole questions to be determined by the court shall be (i) whether or not the arbitrators' decision was contrary to Maryland law and judicial precedent, and (ii) if the court determines that the arbitrators' decision was contrary to Maryland law and judicial precedent, then how the dispute shall be resolved based on the arbitrators' findings of facts and Maryland law and judicial precedent. The decision of the court as to the resolution of the dispute under Maryland law and judicial precedent shall supercede the arbitrators' decision. Judgment upon the award rendered by the arbitrators, as modified by the court, if applicable, may be entered in any court having jurisdiction in accordance herewith.

          13.12    Selection of Arbitrators.    An arbitrator shall be selected by each of the parties, and the arbitrators shall mutually select another arbitrator to serve with them so that there shall be an odd number of arbitrators. Alternatively, the parties may agree to accept a single arbitrator to be mutually agreed upon by the parties. Each person serving as an arbitrator hereunder shall be a professional with excellent academic and professional credentials who has had experience as an arbitrator and at least ten years experience in the field of resolving commercial disputes in the Washington Metropolitan area.

          13.13    Discovery.    Each party shall, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised thereby. Other discovery may be ordered by the arbitrators to the extent the arbitrators deem additional discovery appropriate, and any dispute regarding discovery, including disputes as to the need therefor or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive.

          13.14    Arbitration Expenses.    All expenses and fees of the arbitrator and expenses for hearing facilities, stenographers, including reasonable attorneys' fees and the costs of expert witnesses, and other expenses of the arbitrators shall be borne by the non-prevailing party; provided, however, that the arbitrators may allocate a portion of such expenses to the other party if the arbitrators believe such a measure is justified by the conduct of the parties during the arbitration.

          13.15    Confidentiality of Proceedings.    The arbitration proceedings conducted pursuant hereto shall be confidential. Neither party shall disclose any information about the evidence adduced by the other in the arbitration proceeding or about documents provided by the other in connection with the proceeding except in the course of a judicial, regulatory or arbitration proceeding or as may be requested by a governmental authority. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party opportunity to protect its interests. The arbitrators, expert witnesses and stenographic reporters shall sign appropriate nondisclosure agreements in order to effectuate this agreement of the parties as to confidentiality.

          13.16    Equitable Relief.    Notwithstanding anything herein to the contrary, any action brought by the Company for injunctive relief or specific performance is not subject to the requirements for arbitration hereunder, and may be sought in any court having jurisdiction in accordance herewith without resorting to arbitration.

        14    Miscellaneous.

          14.1    Notices.    All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be hand-delivered or shall be mailed such as to provide assurance of delivery.

          14.2    Representations.    The Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Employee represents that this Agreement has been duly executed and delivered by the Employee and constitutes the valid and binding obligations of the Employee; that the execution, delivery and performance of this Agreement by the Employee will not violate any provision of any contract or other agreement, including but not limited to a non-compete or non-disclosure agreement, to which the Employee is a party or which purports to be binding upon the Employee; that the Employee has carefully read and reviewed the provisions set forth herein, and having done so he agrees that those provisions, including but not limited to the provisions relating to the ownership of the Intellectual Property, the non-disclosure of confidential information, and the non-competition and non-solicitation requirements, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company; and that the Employee has had the opportunity to obtain counsel of his own selection to review this Agreement on his behalf.

          14.3    Severability.    The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

          14.4    Survival.    It is the express intention and agreement of the parties hereto that the provisions of Sections 9, 10, and 12 hereof and the CDEX Agreements shall survive the termination of this Agreement. In addition, all obligations of the Employee to repay any shares of stock, if applicable, and all rights of the Company to repurchase the Initial Stock shall also survive any termination of this Agreement on the terms and conditions set forth herein.

          14.5    Assignment.    The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

          14.6    Binding Effect.    Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

          14.7    Amendment; Waiver.    This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

          14.8    Headings.    Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          14.9    Governing Law.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (but not including the choice of law rules thereof). Any action filed in relation to this Agreement and the performance of the parties hereunder shall be filed in the appropriate state court or the U.S. District Court having jurisdiction over Rockville, Maryland, the parties hereto waiving any other venue to which they may be entitled by virtue of domicile or otherwise. Each of the parties hereto waives a trial by jury in regard to any claims or disputes relating to this Agreement.

          14.10    Entire Agreement.    This Agreement and the CDEX Agreements constitute the entire agreement between the parties respecting the employment of the Employee, there being no representations, warranties or commitments except as set forth herein.

          14.11    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf effective as of the day and year first hereinabove written.

CDEX-INC.
By:

Name:	Malcolm H. Philips, Jr.
Title:	President and CEO
Employee:
By:

Name:	Timothy Shriver
DYNAMIC MANAGEMENT RESOLUTIONS
By:

Name:	Wade Poteet

EXHIBIT 10(e)

EXHIBIT A

2.
CDEX Non-disclosure and Confidentiality Agreement, signed by the Company and the Employee

2.
CDEX Non-Compete and Non-Solicitation Agreement, signed by the Company and the Employee

QuickLinks

EXHIBIT 10(e) ASSIGNED EXECUTIVE SERVICES AGREEMENT FOR TIMOTHY D. SHRIVER RESTATED AS EMPLOYMENT AGREEMENT
EXHIBIT 10(e) EXHIBIT A